UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2008 (October 9, 2008)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Purchase Agreement

On October 9, 2008, Linn Energy, LLC (the “Company”) and certain of its wholly-owned subsidiaries entered into a definitive asset purchase and sale agreement to sell the Company’s deep rights in certain Oklahoma acreage, which includes the Woodford Shale interval (the “Disposition”), for cash consideration of $229 million, subject to closing adjustments. The Disposition includes no producing reserves and the Company will retain the rights to the shallow portion of this acreage. The Company anticipates closing during the fourth quarter 2008, subject to closing conditions. There can be no assurance that all of the conditions to closing the Disposition will be satisfied.  Pro forma for the Disposition, the Company expects to have available capacity of over $600 million, including cash on its balance sheet.

A copy of the press release announcing the Disposition is attached to this Report as Exhibit 99.1 and is incorporated into this Item 1.01 by reference.  The purchase and sale agreement for the Disposition will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

Item 8.01.  Other Events.

     Unit Repurchase Program

On October 9, 2008, the Company announced that its Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding units from time to time at management’s discretion and in accordance with applicable securities laws and other legal requirements.

A copy of the press release announcing the unit repurchase program is attached as Exhibit 99.2 to this Current Report and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated October 9, 2008.
99.2	Press Release of Linn Energy, LLC dated October 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: October 15, 2008	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary